Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Diana G. Purcel – Chief Financial Officer
Famous Dave’s of America, Inc.
952-294-1300
Famous Dave’s Reports First Quarter Net Income of $0.07 Per Share
     Minneapolis, MN, April 26, 2006 – FAMOUS DAVE’S OF AMERICA, INC. (NASDAQ: DAVE) today announced financial results for the first quarter ended April 2, 2006.
     Highlights for the first quarter of 2006 were as follows:
•	Total revenue of $27.1 million increased 15.3% over the prior year.

•	Comparable sales for company-owned restaurants increased 5.6% over the prior year.

•	Franchise royalty revenue of $3.1 million increased 46.5% over the prior year.

•	Earnings were $0.07 per diluted share, including $0.02 of after-tax expense related to stock-based compensation.
     Net income for the first quarter ended April 2, 2006 was approximately $742,000, or $0.07 per diluted share, on total revenue of approximately $27.1 million. In comparison, for the first quarter of 2005, net income was approximately $533,000 or $0.05 per diluted share, on total revenue of approximately $23.5 million. Total revenue for the first quarter of 2006 increased 15.3% over the 2005 comparable period, reflecting an 11.9% increase in net restaurant sales and a 46.5% increase in franchise royalties. For the first quarter of 2006, net sales for company-owned restaurants, open year-round for 18 months or more, increased 5.6%, as compared to an increase of 1.1% for the first quarter of 2005. Contributing factors to this increase in comparable sales year over year include the shift of Easter from the 1st quarter of 2005 to the 2nd quarter of 2006, weighted average price increases of approximately 1.5%, and increased advertising in the first quarter of 2006 compared to 2005.
     “The strategic path that we set out on two years ago has us moving in the right direction, and that is demonstrated by our first quarter results,” said David Goronkin, President and Chief Executive Officer of Famous Dave’s. “During the quarter, we opened our first two California restaurants and opened our first new company-owned restaurant in three years. We are leveraging the groundwork that we’ve laid, executing our plans, and continue to take a long-term approach to Famous Dave’s success.”
     Goronkin added that the earnings results for the first quarter of 2006 included approximately $371,000, or $0.02 per diluted share, in compensation expense related to the company’s stock-based incentive programs (including approximately $152,000 or $0.01 per diluted share of stock option expense as a result of the implementation of SFAS No. 123R in the first quarter of 2006), as compared to approximately $206,000, or $0.01 per diluted share, for the prior year comparable period.
     During the first quarter of 2006, Famous Dave’s opened six franchise-operated restaurants, and one company-owned restaurant. The company also entered into an area development agreement for seven new restaurants in Orange County, California. Famous Dave’s ended the quarter with 131 restaurants, including 40 company-owned restaurants and 91 franchise-operated restaurants in 33 states, and had signed area development agreements for an additional 197 franchised locations.
     The company is hosting a conference call tomorrow, April 27, 2006, at 10:00 a.m. Central Time to discuss its first quarter 2006 financial results, and invites all those interested in hearing management’s discussion of the quarter to join the conference call by dialing 800-374-1553, conference ID 7258328. A replay will be available for one week following the call by dialing 800-642-1687, conference ID 7258328. Participants may also access a live webcast of the discussion through the Investor Relations section of Famous Dave’s web site at www.famousdaves.com.

     About Famous Dave’s. Famous Dave’s of America, Inc. (NASDAQ:DAVE) develops, owns, operates and franchises barbeque restaurants. As of April 26, 2006, the company owned 40 locations and franchised 92 additional units in 33 states and had signed development agreements for an additional 196 franchised locations. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items and sandwiches, and unique desserts. For more information, contact Diana G. Purcel – Chief Financial Officer, at (952) 294-1300.
     Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended
	April 2,	April 3,
	2006	2005
Revenue:
Restaurant sales, net	$23,216	$20,743
Franchise royalty revenue	3,140	2,143
Franchise fee revenue	562	395
Licensing and other revenue	170	215

Total revenue	27,088	23,496

Costs and expenses:
Food and beverage costs	7,005	6,349
Labor and benefits	7,187	6,293
Operating expenses	6,032	5,066
Depreciation and amortization	1,127	1,123
General and administrative	4,007	3,373
Pre-opening expenses	140	—
Loss on disposal	9	4

Total costs and expenses	25,507	22,208

Income from operations	1,581	1,288

Other income (expense):
Interest expense	(471)	(480)
Interest income	105	94
Other expense, net	(38)	(43)

Total other expense	(404)	(429)

Income before income taxes	1,177	859

Income tax expense	435	326

Net income	$742	$533

Basic and diluted net income per common share	$0.07	$0.05

Weighted average common shares outstanding – basic	10,606,000	11,329,000

Weighted average common shares outstanding – diluted	10,949,000	11,720,000

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
OPERATING RESULTS
(unaudited)

	Three Months Ended
	April 2,	April 3,
	2006	2005
Food and beverage costs (1)	30.2%	30.6%
Labor and benefits (1)	31.0%	30.3%
Operating expenses (1)	26.0%	24.4%
Depreciation & amortization (restaurant level) (1)	4.4%	5.0%
Depreciation & amortization (corporate level) (2)	0.4%	0.4%
General and Administrative (2)	14.8%	14.4%
Pre-opening expenses & loss on disposal (1)	0.6%	—

Total costs and expenses (2)	94.2%	94.5%
Income from operations (2)	5.8%	5.5%

(1) As a percentage of restaurant sales, net

(2) As a percentage of total revenue
FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	April 2,	January 1,
	2006	2006
ASSETS
Current assets	$16,877	$15,494
Property, equipment and leasehold improvements, net	48,217	46,872
Other assets	5,188	5,232

Total assets	$70,282	$67,598

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$11,370	$9,862
Long-term obligations	19,872	19,848
Shareholders’ equity	39,040	37,888

Total liabilities and shareholders’ equity	$70,282	$67,598

SUPPLEMENTAL SALES INFORMATION
(unaudited)

	Three Months Ended
	April 2,	April 3,
	2006	2005
Weighted average weekly net sales:

Company-Owned	$44,953	$41,960
Franchise-Operated	$57,781	$51,929

Comparable net sales:
Company-Owned	5.6%	1.1%
Franchise-Operated	(1.6)%	(1.9)%

Total number of restaurants:
Company-Owned	40	38
Franchise-Operated	91	71

Total	131	109